Exhibit 99.1

For Immediate Release
MAGUIRE PROPERTIES COMPLETES $100 MILLION FINANCING
OF PLAZA LAS FUENTES
Company Extends Maturity on 3161 Michelson Office Tower Loan

LOS ANGELES, September 29, 2008 – Maguire Properties, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, today announced that it has completed its $100.0 million financing secured by Plaza Las Fuentes.

The Company also extended the maturity to September 28, 2009 on its construction loan at 3161 Michelson in the Park Place project in Irvine, California.  In connection with the extension, the Company paid down $33.0 million on the loan and increased the tenant improvement reserve by
$7.5 million.  The Company also funded a $12.6 million cash collateralized letter of credit in connection with the extension which may be utilized by the lender to further amortize loan principal.    The 20-story office tower is occupied by such notable tenants as Gibson, Dunn & Crutcher, Bryan Cave LLP, and Greenberg Traurig LLP.  Additionally, Hyundai Motor Finance Company recently signed an approximately 100,000 square foot lease with occupancy scheduled for second quarter 2009.

“We are extremely pleased to complete this important transaction, particularly given current market conditions,” said Nelson Rising, President and Chief Executive Officer.

Plaza Las Fuentes is located in Pasadena, California and features the 350-room Westin® Pasadena Hotel and an eight-story office building, shops and restaurants totaling approximately 193,000 square feet.

The Company will file a Current Report on Form 8-K with the Securities and Exchange Commission containing additional details relating to the financings.

About Maguire Properties, Inc.
Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market.  Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing.  For more information on Maguire Properties, visit our website at www.maguireproperties.com.

Business Risks
This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially.  These risks and uncertainties include: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with our ability to dispose of properties, if and when we decide to do so, at prices or terms set by or acceptable to us; risks associated with the potential failure to effectively manage our growth and expansion into new markets, to identify properties to acquire, to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with our dependence on key personnel whose continued service is not guaranteed.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 28, 2008.  The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties, Inc.
Peggy Moretti
Senior Vice President, Investor and Public Relations
(213) 613-4558